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                             PRECISION PARTNERS

                                                                 Exhibit 12.1

                           PRECISION PARTNERS, INC.
                       STATEMENT RE COMPUTATION OF RATIOS

                                                             (PREDECESSOR)                                  (PRECISION PARTNERS)
                                                                                  JANUARY 1, 1998      SEPTEMBER 9, 1998
                                                                                     THROUGH                THROUGH
                                                 1995      1996       1997      SEPTEMBER 30, 1998     DECEMBER 31, 1998      1999
                                                                     (IN THOUSANDS, EXCEPT RATIO DATA)
EARNINGS:

Income (loss) before income taxes,              $1,844   $4,938     $  5,853              $  4,381                $(286)  $ (7,645)
  extraordinary items, and cumulative
  effect of accounting change

Interest and amortization of debt expense          108       69          85                     37                  526     12,812

Rental expense representative of interest
  factor                                           188      188         188                    141                   92        802
                                                -------  -------     -------           ------------              -------- --------
TOTAL EARNINGS                                  $2,140   $5,195     $ 6,126                 $4,559                $ 332   $  5,969
                                                =======  =======     =======           ============              ======== ========
FIXED CHARGES:

Interest and amortization of debt expense          108       69          85                     37                  526     12,812

Rental expense representative of interest
  factor                                           188      188         188                    141                   92        802
                                                -------  -------     -------           ------------              -------- --------
TOTAL FIXED CHARGES                             $  296   $  257     $   273                   $178                $ 618   $ 13,614
                                                =======  =======     =======           ============              ======== ========
RATIO OF EARNINGS TO FIXED CHARGES(1)              7.2     20.2        22.4                   25.6                  0.5        0.4

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(1) For the purposes of computing the ratio of earnings to fixed charges, earnings consists of income (loss) before income taxes, extraordinary items and cumulative effect of change in accounting, plus fixed charges.
    Fixed charges consist of interest and amortization of debt expense plus a portion of operating lease expense.